Post Effective Amendment No. 10
                                             to SEC File No. 70-7926



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-l
                                   DECLARATION
                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC.("GPU")
                              100 Interpace Parkway
                          Parsippany, New Jersey 07054
                 JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                     METROPOLITAN EDISON COMPANY ("Met-Ed")
                    PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                              2800 Pottsville Pike
                           Reading, Pennsylvania 19640

                  (Names of companies filing this statement and
                     address of principal executive offices)

                                    GPU, INC.
        ----------------------------------------------------------------
          (Name of top registered holding company parent of applicants)

          T.G. Howson, Vice President and    Douglas E. Davidson, Esq.
          Treasurer                          Berlack,  Israels  &  Liberman LLP
          M.A. Nalaweko, Secretary           120 West 45th Street
          GPU Service, Inc.                  New York, New York  10036
          100 Interpace Parkway
          Parsippany, New Jersey  07054

          S.L. Guibord, Secretary            W. Edwin Ogden, Esq.
          Jersey Central Power & Light       Ryan, Russell, Ogden &
            Company                            Seltzer LLP
          Metropolitan Edison Company        1100 Berkshire Blvd.
          Pennsylvania Electric Company      Suite 301
          2800 Pottsville Pike               Reading, Pennsylvania
          Reading, Pennsylvania  19640       19610-1221

          Robert C. Gerlach, Esq.
          Ballard Spahr Adnrews & Ingersoll
          1735 Market Street
          Philadelphia, Pennsylvania  19103
        ----------------------------------------------------------------
                   (Names and addresses of agents for service)

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               GPU, JCP&L, Met-Ed and  Penelec (the "GPU Companies") hereby post-effectively amend their Declaration on Form U-1, docketed in

          SEC File No. 70-7926, as heretofore amended, as follows:

               1. By amending paragraph E of Post-Effective Amendment No.

          8 to read in its entirety follows:

                    E.   Rule  53 Analysis.   (i)  As described  below, GPU

          meets all of the conditions of Rule 53, except for Rule 53(a)(1).

          By Order dated November  5, 1997, (HCAR No. 35-26773)  (the "100%

          Order"), the  Commission authorized  GPU to  increase to  100% of average consolidated  retained earnings,  as defined in  Rule 53,

          the aggregate amount which it  may invest in EWGs and FUCOs.   At

          September 30, 1997, GPU's average consolidated retained  earnings was approximately $2,164  million, and at November 6, 1997 (after giving  effect to  the  acquisition of  PowerNet Victoria)  GPU's aggregate investment  in EWGs and FUCOs  was approximately $1,430 million,  or  66%  of  average  consolidated  retained  earnings.

          Accordingly,  under the  100%  Order, GPU  may  invest up  to  an additional $734  million in EWGs and FUCOs.  GPU will not utilize the debt authorization requested herein for purposes of financing investments in  EWGs or FUCOs  (or any other  authorization under

          Rule  53 which would increase GPU's  aggregate investment in EWGs and  FUCOs)  if it  would  result in  GPU's  aggregate investment exceeding  the limitation set  forth in  the 100%  Order, without prior Commission authorization.

                         (ii)  GPU maintains books  and records to identify

                         investments in, and earnings from, each EWG and

                    FUCO in which it directly or indirectly holds an

               interest.

               (A) For each United States EWG in which GPU directly or

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          indirectly holds an interest:

                    (1) the books and  records for such EWG will be kept in

                    conformity  with  United   States  generally   accepted

          accounting principles ("GAAP");

                    (2)  the  financial  statements  will  be  prepared  in

          accordance with the GAAP; and

                    (3)  GPU   directly   or   through   its   subsidiaries

          undertakes to  provide the  Commission access to  such books and records and financial statements as the Commission may request.

               (B) For each FUCO or foreign EWG which is a majority owned subsidiary of GPU:

                    (1)  the books and records  for such subsidiary will be

                    kept in accordance with GAAP;

                    (2) the financial statements for such subsidiary will

                    be prepared in accordance with GAAP; and

                    (3)  GPU   directly   or   through   its   subsidiaries

          undertakes to  provide the  Commission access to  such books  and records and  financial statements, or copies  thereof in English,

          as the Commission may request.

               (C) For each FUCO or foreign EWG in which GPU owns 50% or

          less of  the  voting  securities,  GPU directly  or  through  its subsidiaries will proceed in good faith, to the extent reasonable under the circumstances, to cause

                    (1)  such  entity  to  maintain  books and  records  in

          accordance with GAAP;

                    (2)  the  financial statements  of  such entity  to  be

          prepared in accordance with GAAP; and

                    (3) access by the Commission to such books and records


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




                    and financial statements (or copies thereof) in English

          as the Commission may request and, in any event, GPU will provide the  Commission on request copies  of such materials  as are made available to GPU and its subsidiaries.  If and to the extent that such  entity's books,  records  or financial  statements are  not maintained in accordance with GAAP, GPU will, upon request of the

          Commission,  describe  and   quantify  each  material   variation

          therefrom  as and to the extent required by subparagraphs (a) (2)

          (iii) (A) and (a) (2) (iii) (B) of Rule 53.

                         (iii) No more than 2% of GPU's domestic public

                    utility subsidiary employees will render  any services,

          directly or indirectly, to any EWG and FUCO in which GPU directly or indirectly holds an interest.

                         (iv) Copies of this Declaration on Form U-1 are

                    being provided to the New Jersey Board of Public

               Utilities    and    the    Pennsylvania    Public    Utility

                         Commission,  the  only  federal,  state  or  local

          regulatory agencies having jurisdiction  over the retail rates of

          GPU's electric  utility subsidiaries.(1)   In addition,  GPU will

          submit to each such commission copies of any Rule 24 certificates required hereunder, as well as a copy of Item 9 of GPU's Form U5S and Exhibits H and I thereof (commencing with the Form  U5S to be filed  for the calendar  year in  which the  authorization herein requested is granted).

          (v)  None of the  provisions of paragraph  (b) of  Rule 53 render

          paragraph  (a)   of  that  Rule  unavailable   for  the  proposed

          transactions.

               (A)  Neither GPU nor any subsidiary of GPU is the subject of


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          any pending bankruptcy or similar proceeding.

               (B) GPU's average consolidated retained earnings for the

          four most recent quarterly periods (approximately $2,164 million)

          represented  an  increase of  approximately  $22  million in  the average  consolidated retained  earnings  for the  previous  four quarterly periods (approximately $2,142 million).

               (C) GPU did not incur operating losses from direct or

          indirect investments in EWGs and FUCOs in 1996 in excess of 5% of

          GPU's December 31, 1996 consolidated retained earnings.

               Rule   54   Analysis.     The  proposed   transactions  also

          contemplate,  among  other  things,   the  issuance  by  the  GPU

          Companies of  debt in connection  with transactions which  do not

          relate  to   EWGs   and   FUCOs   (the   "Other   Transactions").

          Accordingly, the Other Transactions are subject to Rule 54, which provides that,  in determining whether to  approve an application which does  not relate to any  EWG or FUCO, the  Commission shall not  consider the effect of the capitalization or earnings of any such EWG  or FUCO which is  a subsidiary of  a registered holding company  if the  requirements of  Rule 53  (a), (b)  and (c)  are satisfied.

               As described  above, GPU meets  all the  conditions of  Rule

          53(a), except for  clause (1).  With  respect to clause (1),  the

          Commission determined in the 100%  Order that GPU's financing  of investments in EWGs and  FUCOs in an amount  greater than 50%  of

          GPU's  average  consolidated   retained  earnings  as   otherwise

          permitted by Rule 53(a)(1)  would not have either of  the adverse effects set forth in Rule 53(c).

               Moreover,  even  if the  effect  of  the capitalization  and earnings of  subsidiary EWGs and FUCOs were  considered, there is no



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          basis for the  Commission to withhold or deny approval for the

          Other  Transactions  proposed in  this  Application.   The  Other

          Transactions  would not,  by  themselves, or  even considered  in conjunction with the effect of the capitalization and earnings of

          GPU's subsidiary EWGs and  FUCOs, have a material adverse  effect on  the  financial integrity  of the  GPU  system, or  an adverse impact on GPU's public  utility subsidiaries, their customers, or the ability of  State commissions to protect  such public utility customers.

               The 100% Order was predicated,  in part, upon the assessment of  GPU's overall  financial condition  which took  into account,

          among  other factors, GPU s consolidated capitalization ratio and the  recent growth trend in  GPU s retained earnings.  As of June

          30, 1997,  the most recent  period for which  financial statement information was  evaluated in the 100%  Order, GPU's consolidated

          capitalization  consisted of  49.2% equity  and  50.8% debt.   As

          previously reported,  on November 6, 1997,  GPU acquired PowerNet

          Victoria.    GPU's  June   30,  1997  pro  forma  capitalization,

          reflecting  the PowerNet  acquisition, was  60.7% debt  and 39.3%

          equity.

               GPU's   September   30,  1997   consolidated  capitalization

          consists  of 50.5%  debt and  49.5% equity,  and GPU's  pro forma capitalization  as of  such date,  giving effect to  the PowerNet

          acquisition, is 59.9%  debt and  40.1% equity.   Thus, since  the

          date  of the  100% Order,  there has been  no material  change in

          GPU's  consolidated capitalization  ratio,  which remains  within acceptable ranges  and limits as evidenced by  the credit ratings of GPU's electric utility subsidiaries.(2)

               The authorization  requested herein  is for an  extension of the period  during which the  GPU Companies may  issue short-term


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


          debt, which  authorization   was in  effect  at the  time of  the

          issuance of the 100% Order. Furthermore, as  indicated in Exhibit

          H  hereto, the proposed transactions  are not expected  to have a significant effect on GPU's capitalization ratio.  On a pro forma basis, after giving  effect to the proposed transactions  and the

          PowerNet acquisition,  GPU's capitalization ratio would  be 61.8%

          debt and 38.2% equity, as shown in Exhibit H filed hereto.

               GPU's   consolidated  retained  earnings   grew  on  average

          approximately  4.7% per  year  from 1991  through 1996.  Earnings

          attributable  to  GPU's  investments   in  EWGs  and  FUCOs  have

          contributed  positively to  consolidated earnings,  excluding the impact of the windfall  profits tax on the Midlands  Electricity,

          plc investment.(3)

               Accordingly,  since   the  date  of  the   100%  Order,  the

          capitalization and earnings attributable to GPU's  investments in

          EWGs and FUCOs has not had  any adverse impact on GPU's financial

          integrity.   Furthermore,  as indicated  on the  earnings summary

          filed in  Exhibit H hereto,  the proposed  transactions will  not materially impact GPU's earnings.

               2. By amending paragraph F to read in its entirety as

          follows:

               F.   The estimated fees,  commissions and expenses  expected

          to  be incurred  by  the GPU  Companies  in connection  with  the proposed transactions will be as follows:



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





               Legal Fees:

                    Berlack, Israels & Liberman LLP         $5,000
                    Ballard Spahr Andrews &
                    Ingersoll                                  500
                    Ryan, Russell, Ogden &
                    Seltzer LLP                                500
                                                               ---

               Miscellaneous                                   500
                                                               ---
                    Total:                                  $6,500
                                                            ======


               3. The following exhibits are filed in Item 6 thereof:

                    F-1(c)- Opinion of Berlack, Israels & Liberman LLP.
                    F-2(c)- Opinion of Ryan, Russell, Ogden & Seltzer.
                    F-3(c)- Opinion of Ballard Spahr Andrews &
                    Ingersoll.
                    H     -  GPU  Capitalization  and  Earnings  Statement as at
                             September 30, 1997 and pro forma adjustments.






















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











                                      SIGNATURE


               PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                   GPU, INC.
                                   JERSEY CENTRAL POWER & LIGHT COMPANY
                                   METROPOLITAN EDISON COMPANY
                                   PENNSYLVANIA ELECTRIC COMPANY


                                   By:_______________________________
                                           T. G. Howson
                                           Vice President and Treasurer



          Date:  December 17, 1997

















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          1    Penelec is also subject to retail rate regulation by the New York
          Public  Service  Commission  with  respect  to retail  service to York
          Public   Service   Commission   with  respect  to  retail  service  to
          approximately  11,300 customers in Waverly, New York served by Waverly
          electric  Power  &  Light  Company,  a  Penelec  subsidiary.   Waverly
          electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.

          2    The debt ratings of GPU's electric utility subsidiaries have not changed since the issuance of the 100% Order.

          3    As discussed in the 100% Order, GPU expects to incur a loss for
          1997 from its investments in EWGs and FUCOs as a result of the windfall profits tax imposed on Midlands electricity, plc.
















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